Exhibit 99.2

UBS Securities LLC 555 California Street, 36th Floor San Francisco, CA 94104 www.ubs.com

The Board of Directors

Hypercom Corporation

8888 East Raintree Drive, Suite 300

Scottsdale, AZ 85260

Dear Members of the Board:

We hereby consent to the inclusion by reference of our opinion letter, dated November 16, 2010, to the Board of Directors of Hypercom Corporation (“Hypercom”), and reference thereto, in Amendment No. 1 to the Registration Statement on Form S-4 of VeriFone Systems, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Gavin W. Slader
UBS SECURITIES LLC

January 10, 2011